Exhibit 4.2

AVERY DENNISON CORPORATION

$150,000,000 Notes due 2007

OFFICER’S CERTIFICATE

PURSUANT TO SECTION 301 OF THE INDENTURE

Pursuant to a Board Resolution of Avery Dennison Corporation, a Delaware corporation (the “Corporation”), adopted as of August 5, 2004 (the “Resolutions”), the undersigned, Daniel R. O’Bryant and Karyn E. Rodriguez, certify that pursuant to the Resolutions and Section 301 of the Indenture, dated as of July 3, 2001 (the “Indenture”), between the Corporation and J.P. Morgan Trust Company, National Association (as successor by merger to Chase Manhattan Bank and Trust Company, National Association), as Trustee (the “Trustee”), there is hereby established a series of Securities (as that term is defined in the Indenture), the terms and form of which shall be as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Indenture):

Notes Due 2007:

(1) The title of the series of Securities is “Notes due 2007” (the “Notes”).

(2) The Notes shall be issued at an initial public offering price of 100.00% of the principal amount thereof.

(3) The initial aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, or 1106 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered) is $150,000,000. The Corporation may, from time to time, without the consent of the holder of the Notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the Notes.

(4) The principal amount of the Notes shall be payable in full on August 10, 2007 subject to and in accordance with the provisions of the Indenture.

(5) The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

Interest on the Notes shall be payable in cash quarterly on February 10 , May 10, August 10 and November 10 of each year (each an “Interest Payment Date”), beginning

November 10, 2004. Interest on the Notes shall be payable to holders of record of the Notes on the immediately preceding January 26, April 25, July 26 and October 26 of each year (each a “Regular Record Date”), as the case may be.

The Notes shall bear interest for each interest period at a rate determined by J.P. Morgan Trust Company, National Association, acting as calculation agent (the “Calculation Agent”). The interest rate on the Notes for a particular interest period shall be a per annum rate equal to LIBOR as determined on the applicable Interest Determination Date plus 0.23%. The interest determination date for an interest period shall be the second London business day preceding the commencement of such interest period (the “Interest Determination Date”). The Interest Determination Date for the Notes for the first interest period is August 6, 2004.

“LIBOR” means the London interbank offered rates. London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any Interest Determination Date, LIBOR shall be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1.0 million, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on such Interest Determination Date. If Telerate Page 3750 is replaced by another service or ceases to exist, the Calculation Agent shall use the replacing service or such other service that may be nominated by the British Bankers’ Association for the purpose of displaying LIBOR for U.S. dollar deposits.

If no offered rate appears on Telerate Page 3750 on an Interest Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with the Corporation) shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1.0 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR shall be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1.0 million that is representative of single transactions at that time. If three quotations are provided, LIBOR shall be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for next interest period shall be set equal to the rate of LIBOR for the then-current interest period.

Upon request from any noteholder, the Calculation Agent shall provide notice of the interest rate in effect on the Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Interest on the Notes shall be calculated on the basis of the actual number of days in an interest period and a 360-day year. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the Notes shall accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid, up to but excluding the next scheduled Interest Payment Date. Interest on the Notes shall be payable in arrears on the next scheduled Interest Payment Date and on the date the Notes mature. If interest is payable on, or if the date of maturity is, a date that is not a Business Day, that interest payment, or the payment of principal, as applicable, shall be paid on the next succeeding Business Day and no interest shall accrue on that payment during the period between the Interest Payment Date and the next succeeding Business Day.

(6) The principal of (and premium, if any) and interest on the Notes shall be payable at the Corporate Trust Office, which as of this date is 560 Mission Street, 13th Floor, San Francisco, California, 94105.

(7) The Notes shall be redeemable at the option of the Corporation, in whole or in part, at any time or from time to time on or after August 10, 2005, in principal amounts of $2,000 or any integral multiple of $1,000 for an amount equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to but excluding the Redemption Date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant Regular Record Date according to the Notes and the Indenture.

The Corporation shall mail notice of a redemption to the Trustee not less than 45 Business Days prior to the Redemption Date and shall mail, or cause to be mailed, notice of a redemption not less than 30 Business Days nor more than 60 Business Days before the Redemption Date to the holders of Notes to be redeemed.

If the Corporation is redeeming less than all the Notes, the Trustee shall select the particular Notes to be redeemed pro rata, by lot or by another method the Trustee deems fair and appropriate. Unless there is a default in payment of the redemption amount, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption. The Corporation shall pay 100% of the principal amount of the Notes at the maturity of those Notes.

(8) The Notes shall be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities may be exchanged in whole or in part for individual Securities only on the terms and conditions set forth in the Indenture. The initial Depositary for such Global Securities shall be The Depository Trust Company.

(9) The Notes shall be defeasible as provided in Article Thirteen of the Indenture.

(10) The Notes shall not be subject to any mandatory sinking fund.

(11) The following covenants shall apply to the Notes, in addition to those set forth in the Indenture:

(a) Restrictions on Secured Debt. Neither the Corporation nor any Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Lien on any Principal Property of the Corporation or any Subsidiary or any shares of capital stock of or Debt of any Subsidiary, without effectively providing that the Notes shall be secured equally and ratably with (or, at the option of the Corporation, prior to) such secured Debt; provided, however, that this limitation shall not apply to:

(i)	Any Liens existing on July 3, 2001;

(ii)	Liens on property of, or on any shares of capital stock of or Debt of, any Person existing at the time such Person becomes a Subsidiary;

(iii)	Liens in the Corporation’s favor or in favor of any Subsidiary;

(iv)	Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(v)	Liens on property, or on any shares of capital stock or Debt of any Subsidiary existing at the time of acquisition thereof (including through merger or consolidation);

(vi)	Any Lien securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(vii)	Liens securing industrial revenue bonds, pollution control bonds or similar types of bonds;

(viii)	Mechanics and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(ix)	Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(x)	Liens for taxes, assessments or governmental charges or levies which are not then delinquent or, if delinquent, are being contested in good faith;

(xi)	Liens put on any property in contemplation of its disposition, provided the Corporation has a binding agreement to sell at the time the Lien is imposed and the Corporation disposes of the property within one year after the creation of the Liens and that any indebtedness secured by the Liens is without recourse to the Corporation or any Subsidiary;

(xii)	Liens (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed); and

(xiii)	Any extension, renewal or replacement of any Liens referred to in the foregoing clauses (i) through (xii) inclusive or any Debt secured thereby, provided that such extension, renewal or replacement will be limited to all or part of the same property, shares of capital stock or Debt that secured the Lien extended, renewed or replaced.

Notwithstanding the foregoing, the Corporation and any Subsidiary may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the restrictions described above, provided that the aggregate amount of all such secured Debt, together with all the Corporation’s and Subsidiaries’ Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in clauses (b)(i)–(v) of “Restrictions on Sales and Leasebacks” below), may not exceed 15% of Consolidated Net Tangible Assets.

(b) Restrictions on Sales and Leasebacks. Neither the Corporation nor any Subsidiary shall enter into any arrangement with any Person (other than the Corporation or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Corporation or a Subsidiary of any Principal Property that has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person or to any other Person (other than the Corporation or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property (a “sale and leaseback transaction”), provided, however, this limitation shall not apply if:

(i)	the lease is for a period, including renewal rights, of not in excess of three years;

(ii)	the sale or transfer of the Principal Property is made at the time of, or within 120 days after, the later of its acquisition or completion of construction;

(iii)	the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds;

(iv)	the transaction is between the Corporation and a Subsidiary or between Subsidiaries;

(v)	the Corporation or a Subsidiary, within 120 days after the Corporation or a Subsidiary makes a sale or transfer, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Board of Directors) to:

(A)	the retirement of the Notes or the Corporation’s other Funded Debt ranking on a parity with or senior to the Notes, or the retirement of the securities or other Funded Debt of a Subsidiary; provided, however, that the amount to be applied to the retirement of the Corporation’s Funded Debt or a Subsidiary’s Funded Debt shall be reduced by (x) the principal amount of any Notes (or other notes or debentures constituting such Funded Debt) delivered within such 120-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Corporation or a Subsidiary within 120 days after such sale; and provided further, that notwithstanding the foregoing, no retirement referred to in this subclause (A) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

(B)	the purchase of other property which will constitute a Principal Property having a fair market value, in the determination of the Corporation, at least equal to the fair market value of the Principal Property leased in such sale and leaseback transaction; or

(vi)	after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Liens on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in clauses (a)(i)–(xiii) of “Restrictions on Secured Debt” above), would not exceed 15% of Consolidated Net Tangible Assets.

(c) Restriction on the Payment of Dividends and Other Payments. The Corporation shall not declare or pay any dividends or make any distributions on capital stock (except in shares of, or warrants or rights to subscribe for or purchase shares of, the Corporation’s capital stock), nor may a Subsidiary make any payment to retire or acquire shares of such stock, at a time when a payment default described in clauses (1) or (2) of Section 501 of the Indenture has occurred and is continuing.

(d) As used in subparagraphs (a), (b) and (c) above, the following terms have the meanings set forth below:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates to such date at the actual percentage rate inherent in such arrangement as determined in good faith by the Board of Directors. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt, and (ii) goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles all as set forth on the most recent balance sheet of the Corporation and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Debt” means debt issued, assumed or guaranteed by the Corporation or any Subsidiary for money borrowed.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

“Lien” means any lien, mortgage or pledge.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any real property the Corporation or any Subsidiaries own or hereafter acquire (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) the book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than (i) any property which in the determination of the Corporation is not of material importance to the total business conducted by the Corporation and any Subsidiary as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Subsidiary” means a Person more than 50% of the outstanding voting stock of which, or similar ownership interest in which, the Corporation or one or more other Subsidiaries own, directly or indirectly.

(12) In addition to the Events of Default provided in Sections 501(1), (2), (4), (5), (6) and (7) of the Indenture, an Event of Default occurs with respect to the Notes upon a default under any mortgage, indenture (including the Indenture) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of the Corporation or any Subsidiary now existing or hereafter created (other than indebtedness or other obligations secured by a Lien on property to the extent that the liability for such indebtedness or other obligations is limited to the security of the property without liability on the part of the Corporation or any Subsidiary for any deficiency), which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $25,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given to the Corporation by the Trustee or to the Corporation and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of the Notes, a written notice specifying such default with respect to the other indebtedness and requiring the Corporation to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture.

(13) The Notes shall be substantially in the form of Annex 1 attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

This Officer’s Certificate may be executed in one or more counterparts, each of which so executed shall be deemed to be an original, and shall together constitute one and the same Officer’s Certificate.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Officer’s Certificate as of the 5th day of August, 2004.

By:	/s/ DANIEL R. O’BRYANT
Name:	Daniel R. O’Bryant
Title:	Chief Financial Officer and Senior Vice President, Finance

By:	/s/ KARYN E. RODRIGUEZ
Name:	Karyn E. Rodriguez
Title:	Vice President and Treasurer

S-1

Annex 1

[Form of Notes]

Annex 1

Form of Notes due 2007

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No. 053611 AD 1 No. R-1	Principal Amount: $150,000,000

AVERY DENNISON CORPORATION

Notes due 2007

Avery Dennison Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Corporation,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ONE HUNDRED FIFTY MILLION Dollars on August 10, 2007, and to pay interest thereon from August 10, 2004 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly, on February 10, May 10, August 10 and November 10 in each year, commencing November 10, 2004, at the rate of three-month LIBOR plus 0.23%, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be January 26, April 25, July 26 and October 26 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest on this Note shall be calculated on the basis of the actual number of days in an interest period and a 360-day year. Interest on the Notes shall accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid, up to but excluding the next scheduled Interest Payment Date. Interest on the Notes shall be payable in arrears on the next scheduled Interest Payment Date and on the date the Notes mature. If interest is payable on, or if the date of maturity is, a date that is not a Business Day, that interest payment, or the payment of principal, as applicable, shall be paid on the next succeeding Business Day and no interest shall accrue on that payment during the period between the Interest Payment Date and the next succeeding Business Day.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office, which as of this date is 560 Mission Street, 13th Floor, San Francisco, California 94105, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Notwithstanding the foregoing, so long as the Holder of this Note is the Depositary or its nominee, payment of the principal of (and premium, if any) and interest on this Note will be made by wire transfer of immediately available funds.

Annex 1

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Annex 1

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by the manual signature of one of its authorized signatories or authorized Authenticating Agents, this Note shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

Dated as of Date of Authentication:

AVERY DENNISON CORPORATION

By
Daniel R. O’Bryant Chief Financial Officer and Senior Vice President, Finance

By
Karyn E. Rodriquez Vice President and Treasurer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated:

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Annex 1

REVERSE SIDE OF NOTE

This Note is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of July 3, 2001, between the Corporation and J.P. Morgan Trust Company, National Association (as successor to Chase Manhattan Bank and Trust Company, National Association), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by that First Supplemental Indenture, dated August 9, 2004, between the Corporation and the Trustee (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), and reference is hereby made to the Indenture for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Corporation, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series are subject to redemption upon not less than 30 Business Days’ nor more than 60 Business Days’ prior written notice by mail, at any time on or after August 10, 2005, as a whole or in part, at the election of the Corporation, for an amount equal to 100% of the principal amount of the Security being redeemed on the Redemption Date plus accrued and unpaid interest on the Security to but excluding the Redemption Date, however interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable on the Interest Payment Date to the Holders of such Securities of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.

Except for a default in the payment of the Redemption Price and accrued interest, on and after the Redemption Date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and accrued and unpaid interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the Holders of the Securities of all series affected under the Indenture at any time by the Corporation and the Trustee with the consent of the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected thereby (voting as one class).

The Indenture contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of all series at the time Outstanding with respect to which a default under the Indenture shall have occurred and be continuing (voting as one class), on behalf of the Holders of the Securities of all such series, to waive, with certain exceptions, such past default with respect to all such series and its consequences. The Indenture also permits the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture.

Annex 1

Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

The Indenture and the Securities issued thereby shall be governed by and construed in accordance with the laws of the State of New York.

Annex 1